Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of SCG Financial Acquisition Corp.

We consent to the use in this Form S-1 of SCG Financial Acquisition Corp. of our report, dated March 7, 2013, relating to the balance sheets of SCG Financial Acquisition Corp. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2012 and the periods from January 5, 2011 (date of inception) to December 31, 2011, as well as for the period from January 5, 2011 (date of inception) to December 31, 2012, and to the reference to our Firm under the caption “Experts”.

/s/ Rothstein Kass

Roseland, New Jersey

May 6, 2013